UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2009
MEDCO HEALTH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-31312	22-3461740
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Parsons Pond Drive, Franklin Lakes, NJ	07417
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 201-269-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1: EMPLOYMENT AGREEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On February 10, 2009, Medco Health Solutions, Inc. (the “Company”) entered into a new employment agreement (the “Agreement) with David B. Snow, Jr. pursuant to which Mr. Snow will continue to serve as the Chairman and Chief Executive Officer of the Company. The Agreement replaces the prior employment agreement between Mr. Snow and the Company dated as of March 17, 2003 and as amended on January 24, 2007. The term of the new Agreement expires on March 31, 2012, unless terminated earlier in accordance with its terms.
Under the Agreement, Mr. Snow will continue to receive his current annual base salary of $1,300,000 (subject to an annual review for increases as the Company’s Board of Directors (the “Board”) may determine). Consistent with his current employment agreement, under the Agreement Mr. Snow will be eligible for bonuses under the Company’s executive annual incentive plan, under which Mr. Snow will have an annual target bonus opportunity of 130% of his base salary and a maximum bonus opportunity of up to 250% of his target bonus opportunity.
Mr. Snow is also eligible to receive annual long-term incentive awards as determined by the Board. The value of each award will be determined by the Board in its discretion based on current competitive data, the historical value of long-term incentive awards, current stock price, company performance, individual performance and internal equity. Awards will be made at the same time annual awards are made generally to the Company’s senior executives and are subject to the terms and conditions approved by the Board. Currently, the long-term incentive program calls for a mix of stock options and restricted stock units. Stock options are granted with an exercise price equal to the closing price of the Company’s stock on the date of grant and provide for annual vesting over three years, based on continued employment. Restricted stock units generally vest 100% after three years of service and are subject to limitations on transfer prior to vesting. Restricted stock units may be deferred.
The employment agreement provides generally for coverage under the Company’s compensation and benefit programs, including the Supplemental Retirement Plan, and also provides for an annual car allowance of $22,620, which is paid in monthly installments, and up to $10,000 for financial planning.
The Agreement provides that if Mr. Snow’s employment is terminated by the Company for Cause or by Mr. Snow’s resignation for any reason other than Good Reason (“Cause,” and “Good Reason” as defined in the Agreement), Mr. Snow will only be entitled to his then current accrued and unpaid benefits through the date of termination. In addition, if the termination is for Cause, Mr. Snow forfeits any remaining equity awards whether or not vested.
As under his current employment agreement, upon a termination of Mr. Snow’s employment either by the Company without Cause or by Mr. Snow for Good Reason prior to a Change of Control, as defined in the Agreement, and subject to his execution of a general release of claims, Mr. Snow will be entitled to receive severance in an amount equal to two times the sum of his current base salary plus his most recent annual bonus (together with health benefit continuation for 12 months). These severance payments will be paid in 24 equal monthly installments and are conditioned upon Mr. Snow’s continued compliance with non-

competition, non-solicitation, confidentiality and other covenants. Certain of Mr. Snow’s options and all restricted stock units are subject to pro-rated vesting. In the case of termination as a result of Disability (as defined in the Agreement), the severance payments described in this paragraph are reduced to one times base salary and bonus and are paid in 12 installments.
As under his current employment agreement, upon a termination of Mr. Snow’s employment either by the Company without Cause or by Mr. Snow for Good Reason within one year after a Change in Control, and subject to his execution of a general release of claims, Mr. Snow will be entitled to the same severance benefits as those payable prior to a Change in Control, except that the severance payment is equal to three (3) times the sum of base salary and prior annual bonus and it is paid in a lump sum. The stock incentive plan generally provides for accelerated vesting of equity awards upon termination of employment within two years of a Change in Control. Mr. Snow is not entitled to any tax gross-ups in the event of a Change in Control, but may voluntarily forfeit certain benefits if it would result in his receiving a higher after-tax amount.
The foregoing summary is qualified in its entirety by reference to the complete text of the Agreement, which is incorporated herein by reference and a copy of which is attached hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated as of February 10, 2009, by and between Medco Health Solutions, Inc. and David B. Snow, Jr.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.
Date: February 13, 2009	By:	/s/ Thomas M. Moriarty
Thomas M. Moriarty
General Counsel, Secretary and Senior Vice President, Pharmaceutical Contracting

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated as of February 10, 2009, by and between Medco Health Solutions, Inc. and David B. Snow, Jr.